Exhibit 99.2

                                                For Release: August 8, 2003
                                                   Contact: Rosemary Scorse
                                                               802/865-1838

Merchants Bancshares, Inc. Corrects its 2003 Second Quarter Press Release

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT) today announced a correction to the financial highlights table included in its press release issued on July 17, 2003 regarding the 2003 second quarter. Due to an inadvertent error, Merchants' Return on Average Assets and Return on Average Stockholders' Equity in the column labeled "For the Six Months Ended June 30, 2003" were stated as 1.44% and 14.75%, respectively. The Return on Average Assets and Return on Average Stockholders' Equity for the six months ended June 30, 2003 should have read 1.34% and 13.77%, respectively. A corrected version of the July 17, 2003 press release may be found on Merchants' website at www.mbvt.com.


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